Exhibit 99.1

NEWS RELEASE

McDermott Offers Comment on Cameron LNG Project

HOUSTON, February 13, 2019 – McDermott International, Inc. (NYSE: MDR) today commented on its assessment of the financial position of the Cameron LNG project as of the end of the fourth quarter of 2018.

McDermott’s comment follows the release on February 13, 2019 of quarterly financial results by Chiyoda Corporation, a member of the joint venture, along with McDermott, working on the project. For the fourth quarter of 2018, McDermott expects to report an adverse change in estimate of approximately $168 million, due to unfavorable labor productivity, and increases in subcontract, commissioning and construction management costs. The change in estimate is expected to impact McDermott’s statements of operations for the three months and year ended December 31, 2018. McDermott and Chiyoda are executing the project under a 50-50 joint venture arrangement and are fully aligned at the joint-venture level regarding the change in estimate.

The Cameron LNG project, currently under construction in Hackberry, Louisiana, is a world-scale facility incorporating proven technology designed to produce nearly 14 million tons per year of liquefied natural gas. Operationally, the project is on track to reach a major milestone with feed gas into the facility later this quarter. Construction continues to progress well. The gas turbine solo run was completed ahead of schedule, cold circulation of hot oil in Train 1 was completed during the quarter and flare ignition testing was successfully completed on all flares. All of these are crucial steps in the commissioning of Train 1.

McDermott expects to report its results for the fourth quarter of 2018 on February 25, 2019.

About McDermott

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally-integrated resources include approximately 40,000 employees, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. As used in this press release, McDermott includes McDermott International, Inc. and its subsidiaries and affiliates. To learn more, visit www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include, among other things, statements about the expected adverse changes in estimates to be reported with McDermott’s fourth quarter earnings, the expected impact of the changes in estimates on McDermott’s statements of operations for the three months and year ended December 31, 2018, the expected scope and timing of the project discussed in this release and the expected timing of McDermott’s report of its results for the fourth quarter of 2018. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and other business counterparties, changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2017 and subsequent quarterly reports on Form 10-Q. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contacts:

Investor Relations

Scott Lamb

Vice President, Investor Relations

+1 832 513 1068

Scott.Lamb@McDermott.com

Global Media Relations

Gentry Brann

Global Vice President, Communications

+1 281 870 5269

Gentry.Brann@McDermott.com